Exhibit 23.3

CONSENT OF WILLIAM BLAIR & COMPANY, L.L.C.

May 2, 2013

Asset Acceptance Capital Corp.

P.O. Box 2036

Warren, MI 48090-2036

Members of the Board of Directors:

We hereby consent to the use of our name and to the inclusion of our opinion letter, dated March 5, 2013, to the Board of Directors of Asset Acceptance Capital Corp. as Annex B to, and the reference thereto under the captions “Summary—William Blair & Company, L.L.C. has Provided an Opinion to the AACC Board of Directors Regarding the Merger Consideration”, “Risk Factors—The fairness opinion obtained by AACC from William Blair, its independent financial advisor, will not reflect changes in circumstances subsequent to the date of the fairness opinion”, “AACC Proposal No. 1 – The Merger—Background of the Merger”, “AACC Proposal No. 1 – The Merger—AACC’s Reasons for the Merger”, and “AACC Proposal No. 1 – The Merger—Opinion of AACC’s Financial Advisor” in the proxy statement/prospectus forming part of the registration statement on Form S-4 filed by Encore Capital Group, Inc. on May 2, 2013 (the “Registration Statement”). Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

By:	/s/ William Blair & Company, L.L.C.
William Blair & Company, L.L.C.

Chicago, Illinois